LOGO
                          Universal Leaf North America
               A DIVISION OF UNIVERSAL LEAF TOBACCO COMPANY, INC.

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE
                   CONTACT                                 RELEASE
              Karen M. L. Whelan                    8:00 a.m. Eastern Time
              Phone:   (804) 359-9311
              Fax:     (804) 254-3594
              Email:   investor@universalleaf.com

             Universal Leaf North America Announces Major Investment
                    Richmond, VA o May 17, 2001 / PRNEWSWIRE

      Universal Leaf North America, a division of Universal Leaf Tobacco Company, Inc., today announced plans to undertake a major investment in leaf tobacco processing in the United States. The company plans to build a new state-of-the-art processing facility in eastern North Carolina and upgrade its existing factory in Danville, Virginia. The total project is expected to have a cost of over $130 million. The new facility will replace existing operations in Wilson and Henderson, North Carolina, although those plants will continue in operation until the new facility is completed.

      Construction of the new facility is scheduled to begin this summer. The new building will have more than one million square feet under roof and will contain technologically advanced processing equipment. It is planned to be fully operational by July 2003, and will employ over 1000 full time and seasonal personnel. The investment is expected to be accretive to earnings upon completion and to meet the company's financial requirements. Although the North Carolina building site has not yet been selected, the company has narrowed its search to Nash County and Wilson County. The improvements to the Virginia facility will embody the same technology as the new facility, and the company expects to complete them by the summer of 2002.

      Ray M. Paul, Jr., President of Universal Leaf North America, noted, "We are very pleased to announce this significant investment in the United States. We made this decision as a result of an intense planning process considering the needs of our domestic and foreign purchasers of U.S. tobacco. These state-of-the-art facilities will make it possible for us to meet the exacting requirements of our customers at a level of efficiency that we believe will set the standard for the industry. In conjunction with this investment, we have signed a 10-year contract with Philip Morris USA, our largest domestic customer, to supply a significant portion of their U.S. leaf processing requirements."

      Universal Leaf Tobacco Company, Inc. is a subsidiary of Universal Corporation (NYSE-UVV), a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2000, were approximately $3.4 billion. For more information, visit Universal's web site at www.universalcorp.com.

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